

PICACHO LAS HOJALATAS
EL DIAMANTE EXTENSION
78/8013
321.14/679
IDANIA
82/31812
IDANIA
82/30495
FRACC.1
JULIO VII
82/31821
JULIO VI
82/31820
JULIO III
82/31817
JULIO IV
82/31818
JULIO V
82/31819
JULIO II
78/9919
4-1.3/2365
MARTA ELENA II
78/10186
MARTA ELENA
78/10136
4-1.3/2363
LA CRUZ
82/30508
Represo el Garambullo
El Garambullo
Las Norias
Cementerio
0 250 500 1,000 1,500 2,000
Meters

1:40,000

MEXUS GOLD - CABORCA CONCESSIONS - NAD 27